Exhibit 4.2
SUPPLEMENTAL INDENTURE
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of April 21, 2011, among COMMERCIAL VEHICLE GROUP, INC., a Delaware corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereto (the “Subsidiary Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking organization (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company and the Subsidiary Guarantors party thereto have each heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 4, 2009, providing for the issuance by the Company of its 11%/13% Third Lien Senior Secured Notes due 2013 (the “Securities”);
     WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may, with the written consent of the Holders of at least two-thirds in aggregate principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for the Securities) (the “Requisite Consents”), amend the Indenture (including, without limitation, to release from the Liens of the Indenture and the Security Documents all or substantially all of the Collateral), subject to certain limitations set forth in the Indenture;
     WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture;
     WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Securities upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated April 8, 2011, as the same may be amended, supplemented or modified (the “Offer to Purchase”);
     WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article 1 of this Supplemental Indenture (the “Proposed Amendments”); and
     WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture; and
     WHEREAS, all acts necessary to make this Supplemental Indenture the legal valid and binding obligation of the Company have been done.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
ARTICLE 1.
AMENDMENTS TO THE INDENTURE
     Section 1.1 Amendments to Articles 4, 5, 6 and 8 of the Indenture. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment (the “Expiration Date”) all of the Securities validly tendered on or prior to 5:00 p.m., New York City time, on April 21, 2011, unless extended or earlier terminated by the Company in its sole discretion, pursuant to the Offer to Purchase, and that it has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture, then automatically (without further act by any person), the following amendments shall be made to the Indenture:
     (a) The following sections of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company and the Subsidiary Guarantors shall be released from their respective obligations under the following sections of the Indenture:

•	Section 4.03 (Limitation on Indebtedness);

•	Section 4.04 (Limitation on Restricted Payments);

•	Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

•	Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock);

•	Section 4.07 (Limitation on Affiliate Transactions);

•	Section 4.08 (Limitation on Line of Business);

•	Section 4.09 (Change of Control);

•	Section 4.10 (Limitation on Liens);

•	Section 4.11 (Limitation on Sale/Leaseback Transactions);

•	Section 4.12 (Future Guarantors);

•	Section 4.13 (Compliance Certificate);

•	Section 4.14 (Limitation on Issuances and Sales of Capital Stock of Wholly Owned Subsidiaries);

•	Section 4.15 (Impairment of Security Interest);

•	Section 4.16 (After-Acquired Property);

•	Section 4.17 (Further Instruments and Acts);

•	Section 5.01. (When Company May Merge or Transfer Assets) (only with respect to clauses (a)(2), (a)(3), (a)(4), (a)(5), (b)(2) and (b)(3));

•	Section 6.01. (Events of Default) (only with respect to clauses (4), (5), (6), (7), (8) and (9)); and

•	Section 8.02 (Conditions to Defeasance) (only with respect to clauses (3), (5) and (7)).
             Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.
(b) Clauses (1) and (2) of Section 12.04 will be amended in their entirety to read as follows:
“(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and that such proposed action complies with the Indenture; and
(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with and that such proposed action complies with the Indenture.”

     (c) All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby shall be deleted in their entirety, including all references thereto.
          Section 1.2 Release of Collateral. Pursuant to Section 11.03(a)(3) of the Indenture, (i) the Liens and the security interests created by the Security Documents on the Collateral are fully and unconditionally released without any further action on behalf of the Holders, the Company, any Guarantor, the Trustee or Third Lien Collateral Agent, and (ii) the Trustee and Third Lien Collateral Agent are each hereby authorized to execute and deliver any documents necessary to effect the release referred to in clause (i) in accordance with the applicable provisions of the Indenture, the Security Documents and the Intercreditor Agreements.
ARTICLE 2.
MISCELLANEOUS
          Section 2.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          Section 2.2 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities shall be bound hereby and thereby.
          Section 2.3 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.
          Section 2.4 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by such Trust Indenture Act shall control.
          Section 2.5 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.
          Section 2.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          Section 2.7 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
          Section 2.8 Effectiveness; Termination. The provisions of this Supplemental Indenture will become effective immediately upon its execution by the Trustee in accordance with the provisions of Sections 9.02 of the Indenture; provided, that the amendments to the Indenture set forth in Article 1 of this Supplemental Indenture shall become operative as specified in Article 1 hereof. Prior to the Expiration Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee (it being understood that the Company, subsequent thereto, will enter into a substitute supplemental indenture).
          Section 2.9 No Representation by Trustee. The Trustee makes no representation as to the validity of this Supplemental Indenture. The recitals herein are statements of the Company and the Trustee shall not be responsible for them.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMMERCIAL VEHICLE GROUP, INC.
By:	/s/ Chad M. Utrup
	Name:	Chad M. Utrup
	Title:	Chief Financial Officer

GUARANTORS:

CABARRUS PLASTICS, INC.
CVG ALABAMA, LLC
CVG CS LLC
CVG MANAGEMENT CORPORATION
CVG LOGISTICS, LLC
CVG EUROPEAN HOLDINGS, LLC
CVG OREGON, LLC
CVS HOLDINGS, INC.
MAYFLOWER VEHICLE SYSTEMS, LLC
MONONA CORPORATION
MONONA WIRE CORPORATION
MONONA (MEXICO) HOLDINGS LLC
NATIONAL SEATING COMPANY
SPRAGUE DEVICES, INC.
TRIM SYSTEMS, INC.
TRIM SYSTEMS OPERATING CORP.

By:	/s/ Chad M. Utrup
	Name:	Chad M. Utrup
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee
By:	/s/ Donald T. Hurrelbrink
	Name:	Donald T. Hurrelbrink
	Title:	Vice President